LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Re:	Amended and Restated Management Agreement

Pursuant to Section 9 of the Amended and Restated Management Agreement between Russell Exchange Traded Funds Trust (“RET”) and Russell Investment Management Company (“RIMCo”) dated February 23, 2011, RET advises you that it is creating the new funds each listed in Appendix A (“New Funds”). RET desires RIMCo to serve as Investment Advisor with respect to the New Funds pursuant to the terms and conditions of the Amended and Restated Management Agreement. The fees to be charged by the advisor in return for its services shall be as set forth in Appendix A.

Please indicate your acceptance to act as advisor with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson
James G. Polisson
President and Chief Executive Officer

Accepted this 29 day of September.

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Pete Gunning
Pete Gunning
President and Chief Executive Officer

FRANK RUSSELL COMPANY

By:	/s/ Len Brennan
Len Brennan
Chief Executive Officer

APPENDIX A

Name of Fund	Management Fee
Russell Small Cap Aggressive Growth ETF	45 bps
Russell Small Cap Consistent Growth ETF	45 bps
Russell Small Cap Low P/E ETF	45 bps
Russell Small Cap Contrarian ETF	45 bps
Russell Developed ex-U.S. Low Beta ETF	59 bps
Russell Developed ex-U.S. High Beta ETF	59 bps
Russell Developed ex-U.S. Low Volatility ETF	59 bps
Russell Developed ex-U.S. High Volatility ETF	59 bps
Russell Developed ex-U.S. High Momentum ETF	59 bps